Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 29, 2014

Board of Trustees

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, Indiana  46204

Ladies and Gentlemen:

We have acted as tax counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement,” which includes the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on October 29, 2014, relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), (ii) common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) and associated share purchase rights (the “Rights”), (iii) Preferred Shares represented by depositary receipts (the “Depositary Shares”), (iv) warrants to purchase Preferred Shares (the “Preferred Share Warrants”), (v) warrants to purchase Common Shares (the “Common Share Warrants”) and (vi) warrants to purchase Depositary Shares (the “Depositary Share Warrants” and, together with the Preferred Shares, Common Shares (and associated Rights), Depositary Shares, Preferred Share Warrants, Common Share Warrants and Depositary Share Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the Prospectus.  In connection with the filing of the Registration Statement, we have been asked to provide you with opinions regarding U.S. federal income tax matters specifically set forth below under the caption “Opinions.”

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with

Board of Trustees

Kite Realty Group Trust

October 29, 2014

respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including but not limited to:

(1)         the Registration Statement, including the Prospectus;

(2)         the discussion under the caption “United States Federal Income Tax Considerations” contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2014, which is incorporated by reference in and supplemented by the discussion under the heading “United States Federal Income Tax Considerations” contained in the Prospectus (the “Tax Disclosure”); and

(3)         certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations of the Company and Kite Realty Group, L.P., a Delaware limited partnership (the “Operating Partnership”) contained in a letter to us (including all exhibits and attachments thereto) dated as of the date hereof (the “Management Representation Letter”).  Although we have discussed the Management Representation Letter with the signatories thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter.  We consequently have relied upon the representations and statements of the Company and the Operating Partnership as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)         that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete in all material respects as of the date hereof, (B) any representation or statement as to factual matters in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct, and complete in all material respects as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)         the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

Board of Trustees

Kite Realty Group Trust

October 29, 2014

(3)         that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)         that from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement, the Prospectus and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

(1)         the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2004, and the Company’s current organization and current and proposed method of operation (as described in the Registration Statement, the Prospectus, the Tax Disclosure, and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014, and future taxable years; and

(2)         the portions of the discussion in the Tax Disclosure that describe applicable provisions of U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise tax and/or penalty tax (either of which could be significant in amount) in order to maintain its REIT qualification.  We have not undertaken at this time and will not undertake to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can

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Kite Realty Group Trust

October 29, 2014

be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including qualifying rents from real property.  The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test.  No assurance can be given that the actual results of operations of the Company, the sources of its income or the nature of its assets for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.  We have not reviewed the Company’s total assets that will be owned by the Company at the close of any calendar quarter occurring after the date hereof, nor have we reviewed any sources of the Company’s gross income for any taxable year ending after the date hereof.  Accordingly, the accuracy of our opinions are entirely dependent on the representations contained in the Management Representation Letter regarding the anticipated value and composition of the assets that the Company will acquire with the proceeds of offerings of the Securities or otherwise, and the nature of its income derived therefrom.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof.  We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the delivery of this opinion letter.  Except as provided in the next paragraph below, this opinion letter may not be used or relied upon by any other person other than you or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent.

We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and (ii) the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus.  In giving this consent we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP